Exhibit 10.2

THE HANOVER INSURANCE GROUP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the “Agreement”) is effective as of <GRANT DATE> (the “Grant Date”), by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and <PARTICIPANT NAME> (“Participant” or “you”). Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”).

PREAMBLE

WHEREAS, the Company considers it desirable and in the best interests of the Company that Participant be given an opportunity to acquire a proprietary interest in the Company in the form of options to purchase shares of Stock.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Grant of Option. The Administrator hereby grants to Participant a non-statutory stock option (the “Stock Option”) to purchase <NUMBER OF OPTIONS> shares of Stock (the “Shares”), for a price of <GRANT PRICE> per share (the “Option Price”), which is not less than the per-Share fair market value on the Grant Date. The Stock Option is intended to be, and is hereby designated, a non-statutory option that does not qualify as an incentive stock option as defined in Section 422.

2.	Expiration of Option. To the extent not earlier terminated, forfeited or expired, the Stock Option shall automatically terminate and cease being exercisable on the tenth anniversary of the Grant Date (the “Expiration Date”).

3.	Vesting. Subject to the terms of this Agreement and the Plan, and provided Participant remains continuously an Employee of the Company or one of its Affiliates (the Company and its Affiliates hereinafter referred to as “THG”) through the applicable vesting date, the Stock Option shall vest and become exercisable in the following cumulative installments:

•	As to one third (33.33%) of the total number of Shares, on the first anniversary of the Grant Date;

•	As to an additional one third (33.33%) of the total number of Shares, on the second anniversary of the Grant Date; and

•	As to the remaining Shares, on the third anniversary of the Grant Date.

On the first two vesting dates set forth above, to the extent the Stock Option would otherwise become exercisable with respect to a fractional Share, such Share shall be rounded down so that the Stock Option is only exercisable with respect to a whole number of Shares.

4.	Termination of Employment and Other Events.

(a) Termination for Cause. If Participant’s Employment is terminated for Cause or occurs in circumstances that in the sole discretion of the Administrator would have constituted grounds for Participant’s Employment to be terminated for Cause, effective immediately prior to such termination, the Stock Option, whether or not vested, shall be automatically cancelled and forfeited and be returned to the Company for no consideration.

(b) Voluntary Termination. If Participant voluntarily terminates his/her Employment, effective immediately prior to such termination, any portion of the Stock Option that is not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) three (3) months following the date of termination, or (ii) the Expiration Date.

(c) Disability. Subject to the remainder of this Section 4(c), if Participant is receiving income replacement benefits under the Company’s Long-Term Disability Program, the Stock Option shall continue to vest in accordance with this Agreement until the date Participant is Disabled and, to the extent vested shall remain exercisable, until the earlier of (i) the date Participant is Disabled, or (ii) the Expiration Date. The Stock Option, whether or not vested, shall be automatically cancelled and forfeited on the date Participant is Disabled and be returned to the Company for no consideration. For purposes of this subsection, Participant shall be “Disabled” if he or she has been unable, for a period of twelve consecutive months, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and has been receiving income replacement benefits for a period of twelve consecutive months under the Company’s Long-Term Disability Program. The date that Participant is Disabled for purposes of this Agreement is the twelve-month anniversary of the date Participant commences receiving such benefits under the Company’s Long-Term Disability Program.

If Participant ceases to receive benefits under the Company’s Long-Term Disability Program prior to becoming Disabled and immediately returns to active Employment, the Stock Option will continue to vest in accordance with Section 3 of this Agreement.

(d) Death. If Participant’s Employment is terminated due to his or her death, effective immediately prior to death, any portion of the Stock Option that is not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) one (1) year following the date of death, or (ii) the Expiration Date.

(e) Covered Transaction/Change in Control. In the event of a Covered Transaction (other than a Change in Control, whether or not it is a Covered Transaction), the Administrator shall, with respect to the Stock Options, take one of the actions set forth in Sections 7(a)(1), 7(a)(2) or 7(a)(3) of the Plan. Notwithstanding the terms of the Plan, in the event of a Change in Control (whether or not it is a Covered Transaction), the following rules shall apply:

(i) Except as provided below in Section 4(e)(ii), in the event of a Change in Control, to the extent the Stock Options are outstanding immediately prior to the Change in Control, Participant shall automatically vest in 100% of the Stock Options.

(ii) Notwithstanding Section 4(e)(i), no acceleration of vesting shall occur with respect to the Stock Options if the Administrator reasonably determines in good faith prior to the occurrence of a Change in Control that this Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by Participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must:

(A) be based on stock which is traded, or will be traded upon consummation of the Change in Control, on an established securities market;

(B) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under this Award, including, but not limited to, an identical or better vesting schedule;

(C) have substantially equivalent economic value to this Award (determined at the time of the Change in Control); and

(D) have terms and conditions which provide that in the event that Participant’s employment is involuntarily terminated (other than for Cause) or Participant terminates employment for “Good Reason” (as defined below) prior to the third anniversary of the Grant Date, Participant shall automatically vest in 100% of the Alternative Award and any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, the vested portion of such Alternative Award shall be waived or shall lapse.

For this purpose, “Good Reason” shall mean the occurrence of one or more of the events listed below following a Change in Control:

(X) to the extent you are a “Participant” (as that term is defined in the CIC Plan) in the Company’s Amended and Restated Employment Continuity Plan or its successor plan (the “CIC Plan”), the occurrence of any of the events enumerated under the definition of “Good Reason” applicable to Participant’s “Tier” Level as set forth in CIC Plan; or

(Y) to the extent you are not a “Participant” in the CIC Plan, the occurrence of any of the following (A) a reduction in your rate of annual base salary as in effect immediately prior to such Change in Control; (B) a reduction in your annual short-term incentive compensation plan target award opportunity (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; or (C) any requirement that you relocate to an office more than 35 miles from the facility where you were located immediately prior to the Change in Control.

(iii) In the event Participant believes a “Good Reason” event has been triggered, Participant must give the Company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall not be sooner than 60 days nor longer than 90 days after the date of such notice. Such notice shall specify Participant’s basis for determining that “Good Reason” has been triggered. The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice.

(iv) Notwithstanding Sections 4(e)(i) and 4(e)(ii) above, the Administrator may elect, in its sole discretion at a time prior to the effective date of the Change in Control, to accelerate all of the Stock Options.

(f) Retirement. If Participant’s Employment terminates as a result of his/her Retirement, effective immediately prior to the effective date of Participant’s Retirement, any portion of the Stock Option that is not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) three (3) years following the effective date of Participant’s Retirement, or (ii) the Expiration Date.

For the purpose of this Agreement, “Retirement” shall be deemed to occur if (i) Participant’s Employment terminates (other than for Cause), (ii) he or she is 65 years of age or older, as of such termination date, and (iii) immediately prior to such termination, Participant has been continuously Employed for 10 or more years.

(g) Involuntary Termination. If Participant’s Employment is terminated (other than as a result of the events set forth above in this Section 4), effective immediately prior to such termination, any portion of the Stock Option that is not then vested shall be automatically cancelled and forfeited and be returned to the Company for no consideration, and such portion of the Stock Option that is then vested shall remain exercisable until the earlier of (i) three (3) months following the date of termination, or (ii) the Expiration Date.

5.	Notice of Exercise and Payment for Shares. This Stock Option may be exercised by Participant or, if appropriate, Participant’s legal representative, by giving written notice to the Administrator stating the number of Shares to be purchased. Such notice must be accompanied by payment in full of the Option Price for the Shares to be purchased.

Exercise notices hereunder shall be in such form as is acceptable to the Administrator, including by electronic notice with electronic signature. If notice is provided by a person other than Participant, this Stock Option will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Stock Option has the right to do so.

For all other notices, such notices must be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to the Participant, shall be delivered personally or mailed to the Participant at his or her address on the records of the Company.

Payment may be made in (a) shares of Stock (including through a “net exercise” (as set forth in subsection (b)), (b) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock that would otherwise be issued upon exercise of the Stock Option by a number of whole shares having a fair market value equal to the aggregate Option Price of the Stock Option, (c) cash or a combination of shares of Stock and cash for the number of Shares specified, or (d) through a broker-assisted exercise program acceptable to the Administrator.

To the extent that the Option Price of this Stock Option is less than the fair market value of a share of Stock by $0.50 or more on the date described below (determined by using the closing price of a share of Stock on such date, or if the Stock is not traded on such date, the most recent date on which the Stock was traded), this Stock Option, to the extent then outstanding and vested, will be automatically exercised, without any action required on behalf of Participant, by a “net exercise” as described in clause (b) of the paragraph above, on (x) the Expiration Date, if Participant has remained continuously Employed from the Grant Date through the Expiration Date, or (y) on the last day of the post-termination exercise period of this Stock Option as set forth in Section 4 above, in the case the Employment of Participant was involuntarily terminated by the Company for reasons other than for Cause, was terminated by reason of death, being Disabled or Retirement, or voluntarily terminated by Participant.

6.	Delivery of Shares. Upon receipt of notice and payment as provided hereunder, the Company shall make delivery of such Shares within a reasonable period, but in no event later than 30 days.

7.	Non-Hire/Solicitation/Confidentiality/Code of Conduct. As a condition of Participant’s eligibility to receive this Stock Option and regardless of whether such Stock Option vests or is exercised, Participant agrees that he or she will (a) not, directly or indirectly, during the term of Participant’s Employment, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, (b) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy; (c) not, during the term of Participant’s Employment, and for a period of one year thereafter, interfere with or seek to interfere with, THG’s relationships with any of its policyholders, customers, clients, agents or vendors; and (d) at all times comply with (i) THG’s Code of Conduct and other policies and procedures as in effect from time to time, and (ii) any non-competition, non-disclosure, non-solicitation or similar agreement he or she may have with the Company or its Affiliates. The terms of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.	Specific Performance/Damages.

(a) Participant hereby acknowledges and agrees that in the event of any breach of Section 7 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages. Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 7.

(b) In addition to any other remedy to which the Company may be entitled at law or in equity (including the remedy provided in the preceding paragraph), Participant hereby acknowledges and agrees that in the event of any breach of Section 7 of this Agreement, Participant shall be required to refund to the Company the value received by Participant upon exercise of the Stock Options measured by the amount that the “Stock Value” exceeds the Option Price; provided, however, that the Company makes any such claim, in writing, against Participant alleging a violation of Section 7 not later than two years following Participant’s termination of Employment. The Stock Value shall be the sale price of the Shares issued upon exercise of the Stock Option, if and to the extent such Shares were sold on the date of such exercise; otherwise, the Stock Value shall be the closing price of Shares as reported on the New York Stock Exchange (or such other exchange or facility as is determined by the Administrator if the Shares are not then traded on the New York Stock Exchange) on the date of the exercise of the Stock Option.

9.	Successors. The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. However, the Stock Option is non-assignable, except as may be permitted by the Plan.

10.	Interpretation. The terms of the Stock Option are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

11.	Facsimile or Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

12.	Entire Agreement; Counterparts. This Agreement and the Plan contains the entire understanding between the parties concerning the subject contained in this Agreement. Except for the Agreement and the Plan, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein. This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

13.	Further Assurances. Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

14.	Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

15.	Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. The Administrator shall have full discretion to interpret and administer this Agreement. Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon Participant.

16.	No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate Participant’s Employment at any time, with or without cause, or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

17.	Taxes. The exercise of this Stock Option will give rise to “wages” subject to withholding. Participant expressly acknowledges and agrees that Participant’s rights hereunder, including the right to be issued Shares upon exercise, are subject to Participant promptly remitting to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) any amounts determined by the Company to be required to be withheld. No Shares will be transferred pursuant to the exercise of this Stock Option unless and until the person exercising this Stock Option has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. Participant authorizes the Company to withhold such amount from any amounts otherwise owed to Participant. The Company may, at its option, withhold a sufficient number of Shares to satisfy the minimum federal, state and local tax withholding due and remit the balance of the Shares to Participant. If this Stock Option is automatically exercised as provided in the last paragraph of Section 5 above or if Participant pays the Option Price through a “net exercise” of this Stock Option as provided by Section 5 above, the minimum federal, state and local tax withholding due in connection with the exercise of this Stock Option shall be satisfied by the Company withholding a sufficient number of Shares to satisfy with minimum federal, state and local tax withholding due.

The Company makes no representations to Participant with respect to the tax treatment of any amount paid or payable pursuant to this Award. While this Award is intended to be interpreted and operated to the extent possible so that any such amounts shall be exempt from the requirements of Section 409A, in no event shall the Company be liable to Participant for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Section 409A or any other federal or state tax law. To the extent that any such amount should be subject to Section 409A (or any other federal or state tax law), Participant shall bear the entire risk of any such taxes, penalties and or interest.

18.	Waiver of Jury Trial. By accepting this Award under the Plan, Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (a) the Plan, (b) the Prior Plan, (c) any Award, (d) any award granted under the Prior Plan, or (e) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

19.	Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Stock Options (in whole or in part) at any time if Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if Participant breaches any agreement with THG, including with respect to the Code of Conduct or other policies of THG, or any non-competition, non-solicitation, confidentiality or other similar provisions. Without limiting the generality of the foregoing, the Administrator may recover the Stock Options and payments under or gain in respect thereto to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section. In addition, rights, payments and benefits under this Award shall be subject to repayment to, or recoupment by, THG in accordance with any clawback or recoupment policies and procedures that THG may adopt from time to time.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC.

By:
Name:	J. Kendall Huber
Title:	Executive Vice President & General Counsel

<PARTICIPANT NAME>